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         (PRINCETON, N.J., April 19, 2000)--Bristol-Myers Squibb Company
(NYSE:BMY) is voluntarily withdrawing its current New Drug Application (NDA) for VANLEV'TM' (omapatrilat) from the U.S. Food and Drug Administration (FDA). The company now expects to resubmit its application early next year. Bristol-Myers Squibb is taking this action in response to questions raised recently by the agency regarding the comparative incidence and severity of an infrequent side effect known as angioedema reported within the NDA database. Angioedema is a localized swelling that generally affects the face, throat, lips or tongue that can be triggered by food and commonly used drugs such as ACE-inhibitors, nonsteroidal anti-inflammatory agents and some antibiotics.

         The company is cooperating with the FDA to identify the additional data needed to resolve the agency's questions. Simultaneously, prospective controlled clinical studies in patients with hypertension and heart failure will continue. Regulatory filing activities outside the U.S. for VANLEV are proceeding as planned.

         VANLEV is the most clinically developed member of the vasopeptidase inhibitor class of cardiovascular compounds. VANLEV was designed to simultaneously inhibit two key enzymes--angiotensin-converting enzyme (ACE) and neutral endopeptidase (NEP)--which regulate blood pressure. Clinical studies have demonstrated that VANLEV significantly reduces both systolic (top number) and diastolic (bottom number) blood pressure.



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         In January 2000, the FDA provided a priority review for VANLEV, a status the agency grants for drugs considered to be a significant therapeutic advance under the Prescription Drug User Fee Act (PDUFA). VANLEV became the first antihypertensive to receive a priority review under this system.

         Hypertension, or high blood pressure, affects more than 600 million people worldwide. Three of four people with high blood pressure in the U.S. are not at or below the recommended target goal of lower than 140/90 mmHg and remain at higher risk for heart attack, stroke, heart failure, and kidney disease. Bristol-Myers Squibb is committed to improving the lives of people with high blood pressure and believes VANLEV will be a significant advance in extending and enhancing human life.